Exhibit 99.1

Airgas Reports Record Earnings in Fiscal Second Quarter 2012; Raises Full-Year Guidance

  Record adjusted diluted EPS* of $1.03, excluding a $0.02 special charge, up 24% over prior year
  Same-store sales up 10% over prior year
  Return on capital* of 12.3%, up 140 basis points over prior year
  Full-year adjusted diluted EPS* guidance raised to $3.97 to $4.07 from $3.90 to $4.05

RADNOR, Pa.--(BUSINESS WIRE)--October 27, 2011--Airgas, Inc. (NYSE: ARG), the largest U.S. distributor of industrial, medical, and specialty gases, and related supplies, today reported record net earnings of $77.7 million, or $1.01 per diluted share, for its second quarter ended September 30, 2011. Excluding a $0.02 asset impairment charge, adjusted earnings per diluted share were a record $1.03*, an increase of 24% from $0.83* in the prior year. Prior year GAAP earnings per diluted share of $0.78 included legal and professional fees and other costs of $0.03** related to the unsolicited takeover attempt, multi-employer pension plan withdrawal charges of $0.01, and debt extinguishment charges of $0.01. Adjusted earnings per diluted share included SAP implementation costs and depreciation expense of $0.07 for the current quarter and $0.05 for the prior year quarter, and the current quarter reflected the benefit of the Company’s two recently completed share repurchase programs, which more than offset the incremental SAP costs.

Second quarter sales were $1.19 billion, an increase of 12% over the prior year. Total same-store sales grew 10% in the quarter, with hardgoods up 14% and gas and rent up 7%. Acquisitions contributed sales growth of 2% in the quarter. Sequentially, sales increased 2% from the first quarter both in total and on a sales-per-day basis.

“We continue to see strength in the manufacturing-intensive regions of the U.S. and in our petrochemical and energy customers,” said Airgas Chief Executive Officer Peter McCausland. “The relative outperformance in our hardgoods business on the strength of sales to large manufacturing customers and the mix shift within hardgoods to welding and automation equipment had a dilutive effect on our gross margin, but are generally indicative of sustained activity levels in the manufacturing economy. While this is cause for optimism, given the global economic uncertainty that unfolded during the quarter, we are paying close attention to our business trends and have proven in the past that we can quickly adjust our cost structure if warranted.”

Adjusted operating margin* for the second quarter improved by 20 basis points to 12.2% from the prior year and included 70 basis points of impact from SAP implementation costs and depreciation expense. Prior year adjusted operating margin* of 12.0% included 60 basis points of impact from SAP implementation costs and depreciation expense. Distribution segment operating margin for the second quarter was 12.5%, a 70 basis point improvement over the prior year.

“Even with the burden of SAP implementation costs, the strength of our business in a period of modest economic growth is evident,” McCausland said. “Our return on capital* increased by 140 basis points over last year to 12.3% as we continue to leverage our national footprint and industry-leading platform on higher sales volumes.”

Year-to-date free cash flow* through the second quarter was $106 million, compared to $188 million in the prior year, and current-year adjusted cash from operations* was $257 million compared to $299 million in the prior year. The decrease in free cash flow from the prior year reflects an increase in capital expenditures and working capital to support sales growth.

During the fiscal 2011 fourth quarter, the Company completed a $300 million share repurchase program, repurchasing 4.78 million shares at an average price of $62.76. During the first quarter of fiscal 2012, the Company completed an additional $300 million share repurchase program, repurchasing 4.46 million shares at an average price of $67.19.

Guidance Update

The Company expects adjusted earnings per diluted share* for the third quarter of fiscal 2012 to increase 19% to 23% from $0.80 in the prior year to $0.95 to $0.98, which includes $0.08 of SAP implementation costs and depreciation expense, compared to $0.02 in the prior year. The sequential decline from the second quarter in adjusted earnings per diluted share reflects normal seasonal declines in the All Other Operations business segment as well as the impact of holidays and two fewer selling days in the third quarter, partially offset by continued business growth in the Distribution segment.

For fiscal 2012, the Company expects adjusted earnings per diluted share* to increase 19% to 22% from $3.34 in fiscal 2011 to $3.97 to $4.07, which includes an anticipated $0.32 of SAP implementation costs and depreciation expense, compared to $0.14 in fiscal 2011.

All fiscal 2012 adjusted diluted EPS* guidance includes the benefit of the two recently completed share repurchase programs, which offsets incremental year-over-year SAP costs. The guidance excludes the impact of restructuring charges, which were $0.10 in the first quarter, and related costs, which were negligible in the second quarter and are expected to be $0.07 over the balance of the year. The restructuring charges arise from the consolidation of accounting and certain administrative functions of twelve regional distribution companies into four Business Support Centers. The guidance also excludes the impact of asset impairment charges, which were $0.02 in the second quarter, the net impact related to the unsolicited takeover attempt, and any multi-employer pension plan withdrawal charges.

“With the SAP implementation at Airgas Great Lakes in September exceeding our expectations and nearly $1 billion in annual revenues now running smoothly on SAP, we believe implementation risk associated with the remaining business units is significantly diminished,” said McCausland. “SAP implementation costs are still expected to be heaviest in fiscal 2012 as we complete the conversions of our regional distribution companies over the next twelve months. We expect the combination of lower implementation costs and the ramp-up of SAP-related benefits to yield year-over-year earnings accretion of approximately 20 cents in fiscal 2013 above and beyond our base business performance. Given our favorable business trends and sharp operating focus, our future prospects are very attractive.”

The Company will conduct an earnings teleconference at 10:00 a.m. Eastern Time on Thursday, October 27. The teleconference will be available by calling (888) 490-2763. The presentation materials (this press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference) are available in the “Investor Information” section of the Company’s website at www.airgas.com. A webcast of the teleconference will be available live and on demand through November 25 at http://investor.shareholder.com/arg/events.cfm. A replay of the teleconference will be available through November 4. To listen, call (888) 203-1112 and enter passcode 3848550.

* See attached reconciliations and calculations of the non-GAAP adjusted earnings per diluted share, adjusted operating margin, adjusted cash from operations, free cash flow, and return on capital.

** The legal and professional fees and other costs incurred were in response to Air Products’ unsolicited takeover attempt.

About Airgas, Inc.

Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog, and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

This press release contains statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations and releases. These statements include, but are not limited to: expectations for adjusted earnings per diluted share to be in the range of $0.95 to $0.98 (which includes $0.08 of SAP implementation costs and depreciation expense, compared to $0.02 in the prior year) for the third quarter of fiscal 2012, and in the range of $3.97 to $4.07 (which includes $0.32 of SAP implementation costs and depreciation expense, compared to $0.14 in fiscal 2011) for fiscal year 2012; expectations for $0.07 per diluted share in costs related to the transition to Business Support Centers expected to be incurred over the balance of fiscal 2012; expectations regarding SAP implementation risk, and the timing and magnitude of SAP implementation costs to be incurred and benefits to be achieved; and expectations for our future prospects. Forward-looking statements also include any statement that is not based on historical fact, including statements containing the words "believes," "may," "plans," "will," "could," "should," "estimates," "continues," "anticipates," "intends," "expects," and similar expressions. We intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by us or any other person that the results expressed therein will be achieved. Airgas assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: adverse changes in customer buying patterns resulting from deterioration in current economic conditions; weakening in the operating and financial performance of our customers, which can negatively impact our sales and our ability to collect our accounts receivable; postponement of projects due to economic developments; customer acceptance of price increases; our ability to achieve anticipated acquisition synergies; supply cost pressures; increased industry competition; our ability to successfully identify, consummate, and integrate acquisitions; our continued ability to access credit markets on satisfactory terms; significant fluctuations in interest rates; increases in energy costs and other operating expenses eroding planned cost savings; higher than expected implementation costs of the SAP system; conversion problems related to the SAP system that disrupt our business and negatively impact customer relationships; higher than expected costs related to restructuring and Business Support Center transition; the impact of tightened credit markets on our customers; the impact of changes in tax and fiscal policies and laws; the potential for increased expenditures relating to compliance with environmental regulatory initiatives; the impact of new environmental, healthcare, tax, accounting, and other regulation; continued potential liability under the Multiemployer Pension Plan Amendments Act of 1980 with respect to our participation in or withdrawal from multi-employer pension plans for our union employees; the economic recovery in the U.S.; the effect of catastrophic events; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including its March 31, 2011 Form 10-K, subsequent Form 10-Q, and other forms filed by the Company with the SEC.

Consolidated statements of earnings, condensed consolidated balance sheets, consolidated statements of cash flows, and reconciliations of non-GAAP financial measures follow below.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Net sales	$1,187,083	$1,061,663	$2,351,383	$2,114,319

Costs and expenses:
Cost of products sold (excluding depreciation)	552,581	476,172	1,083,361	951,274
Selling, distribution and administrative expenses (a)	423,437	396,614	846,883	787,163
Restructuring and other special charges (b)	2,500	-	15,830	-
Costs (benefit) related to unsolicited takeover attempt (c)	-	4,687	(6,700)	8,474
Depreciation	60,382	56,214	120,649	110,479
Amortization	6,255	6,211	12,404	12,413
Total costs and expenses	1,045,155	939,898	2,072,427	1,869,803

Operating income	141,928	121,765	278,956	244,516

Interest expense, net	(17,424)	(14,025)	(34,074)	(27,344)
Losses on the extinguishment of debt (d)	-	(1,221)	-	(4,162)
Other income (expense), net	(581)	852	149	242

Earnings before income taxes	123,923	107,371	245,031	213,252

Income taxes	(46,224)	(40,806)	(92,487)	(81,888)

Net earnings	$77,699	$66,565	$152,544	$131,364

Net earnings per common share:

Basic earnings per share	$1.03	$0.80	$1.98	$1.57

Diluted earnings per share	$1.01	$0.78	$1.94	$1.54

Weighted average shares outstanding:
Basic	75,630	83,704	76,980	83,580
Diluted	77,262	85,566	78,672	85,408

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	September 30,	March 31,
	2011	2011

ASSETS
Cash	$36,701	$57,218
Trade receivables, net	601,029	550,262
Inventories, net	373,056	362,502
Deferred income tax asset, net	52,000	50,132
Prepaid expenses and other current assets	102,433	100,531
TOTAL CURRENT ASSETS	1,165,219	1,120,645

Plant and equipment, net	2,533,956	2,455,758
Goodwill	1,137,675	1,117,336
Other intangible assets, net	204,618	197,168
Other non-current assets	52,320	44,974
TOTAL ASSETS	$5,093,788	$4,935,881

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$154,166	$163,091
Accrued expenses and other current liabilities	330,362	391,544
Current portion of long-term debt	10,391	9,868
TOTAL CURRENT LIABILITIES	494,919	564,503

Long-term debt, excluding current portion (e)	2,202,688	1,842,994
Deferred income tax liability, net	745,397	722,954
Other non-current liabilities	76,755	70,548

Stockholders’ equity	1,574,029	1,734,882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$5,093,788	$4,935,881

See attached Notes.

AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended
	September 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$152,544	$131,364
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	120,649	110,479
Amortization	12,404	12,413
Impairment	2,500	-
Deferred income taxes	21,675	19,650
(Gain) loss on sales of plant and equipment	(532)	1,149
Stock-based compensation expense	17,070	15,269
Losses on the extinguishment of debt (d)	-	4,162

Changes in assets and liabilities, excluding effects of business acquisitions:
Securitization of trade receivables (f)	-	(295,000)
Trade receivables, net	(43,248)	(38,251)
Inventories, net	(6,815)	(3,370)
Prepaid expenses and other current assets	(4)	5,787
Accounts payable, trade	(9,692)	(4,406)
Accrued expenses and other current liabilities	(66,009)	28,099
Other non-current assets	2,067	1,492
Other non-current liabilities	(1,357)	(5,394)
Net cash provided by (used in) operating activities	201,252	(16,557)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(166,812)	(117,337)
Proceeds from sales of plant and equipment	8,387	6,448
Business acquisitions and holdback settlements	(93,943)	(6,936)
Other, net	(443)	(523)
Net cash used in investing activities	(252,811)	(118,348)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings (f)	1,063,083	750,544
Repayment of debt	(704,220)	(595,319)
Financing costs	(4,203)	(8,009)
Premium paid on call of senior subordinated notes (d)	-	(3,175)
Purchase of treasury stock (g)	(300,000)	-
Proceeds from the exercise of stock options	10,862	13,057
Stock issued for the Employee Stock Purchase Plan	7,381	7,374
Tax benefit realized from the exercise of stock options	4,722	4,286
Dividends paid to stockholders	(46,474)	(39,315)
Change in cash overdraft	(109)	11,813
Net cash provided by financing activities	31,042	141,256

Change in cash	$(20,517)	$6,351
Cash – Beginning of period	57,218	47,001
Cash – End of period	$36,701	$53,352

See attached Notes.

Notes:

a)

As collective bargaining agreements (“CBAs”) came up for renewal, the Company actively negotiated the withdrawal from multi-employer defined benefit pension plans (“MEPP”) replacing those retirement plans for CBA employees with defined contribution plans. As part of the withdrawal from a MEPP, the Company is required to fund its portion of the MEPP’s unfunded pension obligation. The ultimate amount of the withdrawal liability assessed by the MEPP will be impacted by a number of factors, including investment returns, benefit levels, and continued participation by other employers in the MEPP. The computation of the Company’s portion of a plan’s unfunded obligation may take up to 24 months for the pension plan administrators to prepare. As a result, the Company has recorded estimated liabilities for these withdrawals based on the latest information available to it from the plans. MEPP withdrawal charges for the three months ended June 30, 2011 were $0.9 million. MEPP withdrawal charges for the three and six month periods ended September 30, 2010 were $1.4 million and $4.6 million, respectively. These charges are reflected in selling, distribution and administrative expenses. During the remainder of fiscal 2012, one remaining CBA, covering 10 employees who participate in a MEPP, will come up for renewal. Also included within selling, distribution and administrative expenses are costs related to the Company’s SAP implementation of $6.1 million and $5.8 million for the three months ended September 30, 2011 and 2010, respectively. SAP implementation costs of $14.4 million and $9.3 million were included in the consolidated results for the six months ended September 30, 2011 and 2010, respectively.

b)	In May 2011, the Company announced its plan to realign its twelve regional companies into four Business Support Centers. During the three months ended June 30, 2011, as a result of this realignment, the Company recorded restructuring charges of $13.3 million associated with severance benefits expected to be paid under the Airgas, Inc. Severance Pay Plan to employees whose jobs are eliminated as a result of the realignment. Also included as a special charge is a $2.5 million asset impairment charge related to a liquid CO2 plant. In August 2011, the Company received 24 months notice that a supplier’s hydrogen plant, which generates CO2 as a by-product that serves as the feedstock for the Company’s co-located liquid CO2 plant, will cease operations in calendar year 2013. The Company expects the hydrogen plant to continue to supply the feedstock for its liquid CO2 plant during the intervening period. As a result of an impairment analysis performed on the assets at this location, Airgas has recorded a charge of $2.5 million for the three months ended September 30, 2011.

c)	On February 11, 2010, Air Products & Chemicals, Inc. (“Air Products”) initiated an unsolicited tender offer for all of the Company’s outstanding shares of common stock. In connection with this unsolicited tender offer, Air Products filed an action against the Company and members of its Board in the Delaware Court of Chancery. On February 15, 2011, the Delaware Court of Chancery denied in their entirety all requests for relief by Air Products and dismissed with prejudice all claims asserted against the Company and its directors. Air Products promptly terminated its unsolicited tender offer and no appeal of the Court’s decision was filed. In connection with the unsolicited tender offer and related litigation, the Company incurred $61.1 million of legal and professional fees and other costs. During the three months ended June 30, 2011, the Company recognized a $6.7 million benefit from lower than previously estimated net costs related to the fiscal 2011 unsolicited takeover attempt. During the three- and six-month periods ended September 30, 2010, the Company incurred $4.7 million and $8.5 million of unsolicited takeover attempt costs, respectively.

d)	During the prior year quarter, the Company terminated its $1.7 billion credit facility (the “Prior Credit Facility”) which was scheduled to mature on July 25, 2011, and entered into a new $750 million credit facility (the “Credit Facility”) scheduled to mature on September 13, 2014. During the prior year quarter, in connection with the early termination of its Prior Credit Facility, the Company recognized a loss of $0.6 million associated with deferred financing costs. Additionally during the prior year quarter, the Company repurchased $5 million of its 7.125% senior subordinated notes that mature on October 1, 2018 (the “2018 Notes”). The repurchase resulted in a loss on the extinguishment of debt of $0.6 million related to the redemption premium and the write-off of deferred financing costs associated with the issuance of the notes. For the six months ended September 30, 2010, the Company recognized $4.2 million of losses on the extinguishment of debt, which included $1.2 million of losses recognized during the prior year quarter and $3.0 million of losses recognized during the three months ended June 30, 2010 related to the Company’s repurchase of $25 million of the 2018 Notes.

e)	On July 19, 2011, the Company amended and restated its Credit Facility, extending the maturity date to July 19, 2016 and reducing the applicable rates. All other significant terms of the Credit Facility, including the size of the facility, remained unchanged. Approximately $227 million was available to the Company under the Credit Facility at September 30, 2011.

f)	On April 1, 2010, the Company adopted new accounting guidance that affected the presentation of its trade receivables securitization program. As a result of implementing the new guidance, funding under the agreement of $295 million on April 1, 2010 was reflected in the statement of cash flows as a use of cash from the securitization of trade receivables under net cash used in operating activities and as a source of cash under net cash provided by financing activities.

g)	During the three months ended June 30, 2011, the Company completed a $300 million share repurchase program announced on May 5, 2011, repurchasing 4.46 million shares on the open market at an average price of $67.19.

h)	Business segment information for the Company’s Distribution and All Other Operations business segments is presented below. Certain reclassifications were made to the presentation of business segment operating results for the prior periods to conform to the current period presentation. These reclassifications were the result of changes made to the allocation of corporate operating expenses. Although corporate operating expenses are generally allocated to each business segment based on sales dollars, the Company reports expenses (excluding depreciation) related to the implementation of its SAP system and costs associated with the Company’s withdrawal from various MEPPs under selling, distribution and administrative expenses in the eliminations and other column below. Previously these costs were allocated to each business segment based on sales dollars. Consolidated operating income and net earnings for the prior periods were not impacted by these reclassifications. Additionally, the Company’s restructuring and other special charges and the legal, professional and other costs incurred as a result of Air Products’ unsolicited takeover attempt are not allocated to the Company’s business segments. These costs (benefit) are also reflected in the eliminations and other column below.

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	September 30, 2011				September 30, 2010
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$611,726	$143,557	$(10,503)	$744,780	$562,970	$123,780	$(8,084)	$678,666
Hardgoods	440,730	1,577	(4)	442,303	381,315	1,688	(6)	382,997
Total net sales	1,052,456	145,134	(10,507)	1,187,083	944,285	125,468	(8,090)	1,061,663

Cost of products sold (excluding depreciation)	484,416	78,672	(10,507)	552,581	419,924	64,338	(8,090)	476,172
Selling, distribution and administrative expenses	376,142	41,218	6,077	423,437	355,367	34,070	7,177	396,614
Restructuring and other special charges	-	-	2,500	2,500	-	-	-	-
Costs (benefit) related to unsolicited takeover attempt	-	-	-	-	-	-	4,687	4,687
Depreciation	55,597	4,785	-	60,382	52,287	3,927	-	56,214
Amortization	4,989	1,266	-	6,255	5,049	1,162	-	6,211
Operating income	$131,312	$19,193	$(8,577)	$141,928	$111,658	$21,971	$(11,864)	$121,765

	(Unaudited)				(Unaudited)
	Six Months Ended				Six Months Ended
	September 30, 2011				September 30, 2010
		All				All
		Other	Elim.			Other	Elim.
(In thousands)	Dist.	Ops.	& Other	Total	Dist.	Ops.	& Other	Total
Gas and rent	$1,216,297	$285,145	$(19,625)	$1,481,817	$1,119,417	$250,692	$(15,628)	$1,354,481
Hardgoods	866,619	2,955	(8)	869,566	756,708	3,141	(11)	759,838
Total net sales	2,082,916	288,100	(19,633)	2,351,383	1,876,125	253,833	(15,639)	2,114,319

Cost of products sold (excluding depreciation)	946,060	156,934	(19,633)	1,083,361	834,362	132,551	(15,639)	951,274
Selling, distribution and administrative expenses	751,369	80,256	15,258	846,883	706,799	66,417	13,947	787,163
Restructuring and other special charges	-	-	15,830	15,830	-	-	-	-
Costs (benefit) related to unsolicited takeover attempt	-	-	(6,700)	(6,700)	-	-	8,474	8,474
Depreciation	111,331	9,318	-	120,649	102,920	7,559	-	110,479
Amortization	9,904	2,500	-	12,404	10,089	2,324	-	12,413
Operating income	$264,252	$39,092	$(24,388)	$278,956	$221,955	$44,982	$(22,421)	$244,516

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted Earnings per Diluted Share and Earnings Guidance

Reconciliations and computations of adjusted earnings per diluted share and earnings guidance:

	Three Months Ended
	September 30,
	2011	2010

Earnings per diluted share	$1.01	$0.78

Adjustments to earnings per diluted share:
Restructuring and other special charges	0.02	-
Costs related to unsolicited takeover attempt	-	0.03
Losses on the extinguishment of debt	-	0.01
Multi-employer pension withdrawal charges	-	0.01

Adjusted earnings per diluted share	$1.03	$0.83

	Three	(Guidance Range)			(Updated Guidance Range)
	Months	Three Months Ending		Year	Year Ending
	Ended	Dec. 31, 2011		Ended	March 31, 2012
	Dec. 31,			March 31,
	2010	Low	High	2011	Low	High

Earnings per diluted share	$0.65	$0.92	$0.95	$2.93	$3.82	$3.92

Adjustments to earnings per diluted share:
Restructuring and other special charges	-	0.03	0.03	-	0.19	0.19
Costs (benefit) related to unsolicited takeover attempt	0.13	-	-	0.33	(0.05)	(0.05)
Losses on the extinguishment of debt	-	-	-	0.03	-	-
Multi-employer pension withdrawal charges	-	-	-	0.03	0.01	0.01
One-time interest penalty	0.02	-	-	0.02	-	-

Adjusted earnings per diluted share	$0.80	$0.95	$0.98	$3.34	$3.97	$4.07
Year-over-year change		19%	23%		19%	22%

Guidance for adjusted earnings per diluted share excludes Business Support Center restructuring charges and related costs, asset impairment charges, any net impact related to the 2011 unsolicited takeover attempt, and any MEPP withdrawal charges.

The Company believes that adjusted earnings per diluted share provides investors meaningful insight into the Company's earnings performance without the impact of Business Support Center restructuring charges, asset impairment charges, costs and benefits related to Air Products’ unsolicited takeover attempt, MEPP withdrawal charges, one-time interest penalty, and debt extinguishment charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted earnings per diluted share metric may be different from adjusted earnings per diluted share metrics provided by other companies.

Adjusted Operating Margin

Reconciliations and computations of adjusted operating margin:

	Three Months Ended
	September 30,
(In thousands)	2011	2010

Net sales	$1,187,083	$1,061,663

Operating income	$141,928	$121,765

Operating margin	12.0%	11.5%

Adjustments to operating income:
Restructuring and other special charges	2,500	-
Costs related to unsolicited takeover attempt	-	4,687
Multi-employer pension withdrawal charges	-	1,419
Adjusted operating income	$144,428	$127,871

Adjusted operating margin	12.2%	12.0%

The Company believes the above adjusted operating margin computations help investors assess the Company’s operating performance without the impact of Business Support Center restructuring charges, asset impairment charges, costs related to Air Products’ unsolicited takeover attempt, and MEPP withdrawal charges. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our adjusted operating margin computations may be different from the adjusted operating margin computations provided by other companies.

Return on Capital

Reconciliations and computations of return on capital:

	September 30,
(In thousands)	2011	2010

Operating income - trailing four quarters	$502,821	$426,388
Adjustments to operating income:
Restructuring and other special charges	15,830	-
Costs related to unsolicited takeover attempt	29,232	31,909
Multi-employer pension plan withdrawal charges	900	9,573
Adjusted operating income - trailing four quarters	$548,783	$467,870

Average of total assets	$4,961,742	$4,595,470
Average of securitized trade receivables	-	167,120
Average of current liabilities (exclusive of debt)	(505,598)	(452,778)
Average capital employed	$4,456,144	$4,309,812

Return on capital	12.3%	10.9%

The Company believes this return on capital computation helps investors assess how effectively the Company uses the capital invested in its operations. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our return on capital computation may be different from the return on capital computations provided by other companies.

Free Cash Flow and Adjusted Cash from Operations

Reconciliations and computations of free cash flow and adjusted cash from operations:

	Six Months Ended
	September 30,
(In thousands)	2011	2010

Net cash provided by (used in) operating activities	$201,252	$(16,557)

Adjustments to cash provided by (used in) operating activities:
Cash used by the securitization of trade receivables	-	295,000
Stock issued for Employee Stock Purchase Plan	7,381	7,374
Tax benefit realized from the exercise of stock options	4,722	4,286
Cash expenditures related to unsolicited takeover attempt	35,084	9,206
Cash expenditures related to MEPP withdrawals	8,752	-
Adjusted cash from operations	257,191	299,309

Capital expenditures	(166,812)	(117,337)

Adjustments to capital expenditures:
Proceeds from sales of plant and equipment	8,387	6,448
Operating lease buyouts	6,873	-
Adjusted capital expenditures	(151,552)	(110,889)

Free cash flow	$105,639	$188,420

The Company believes that free cash flow and adjusted cash from operations provide investors meaningful insight into the Company's ability to generate cash from operations without the impact of cash used related to Air Products’ unsolicited takeover attempt and MEPP withdrawals, which is available for servicing debt obligations and for the execution of its business strategies, including acquisitions, the prepayment of debt, the payment of dividends, or to support other investing and financing activities. Non-GAAP numbers should be read in conjunction with GAAP financial measures, as non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial measures. It should be noted as well that our free cash flow and adjusted cash from operations metrics may be different from free cash flow and adjusted cash from operations metrics provided by other companies.

CONTACT:
Airgas, Inc.
Media Contact:
Jay Worley, 610-902-6206
jay.worley@airgas.com
or
Investor Contact:
Barry Strzelec, 610-902-6256
barry.strzelec@airgas.com